The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Exhibit 99.6

SUBJECT TO COMPLETION, DATED                     , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE UNIT OFFERINGS](1)

PRELIMINARY PROSPECTUS SUPPLEMENT

To the Prospectus dated                     , 20

BLACKROCK CAPITAL INVESTMENT CORPORATION

    % [Title to be specified] Units

BlackRock Capital Investment Corporation is an externally-managed, non-diversified closed-end management investment company. We have elected to be regulated as a business development company under the Investment Company Act of 1940. Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component.

We are offering for sale          our     % [title to be specified] units (the “Units”). Each Unit has a stated amount of $        . [Insert information regarding securities comprising unit to the extent required to be disclosed by applicable law or regulation]. [The underwriters may also purchase up to an additional          Units from us at the public offering price, less the underwriting discount, within      days of the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $        , the total underwriting discount (sales load) paid by us will be $        , and total proceeds, before expenses, will be $        .]

This prospectus supplement and the accompanying prospectus set forth important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the SEC. This information is available free of charge by contacting us at 40 East 52nd Street, New York, New York 10022, or by telephone at (212) 810-5800 or on our website at www.blackrockbkcc.com. The SEC also maintains a website at www.sec.gov that contains such information free of charge.

Investing in our securities involves a high degree of risk, including the risk of the use of leverage. Before investing in our securities, you should read the discussion of the material risks of investing in the Company in “Risks” beginning on page S-   of this prospectus supplement and page      of the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to BlackRock Capital Investment Corporation (before estimated expenses of $ )	$	$

i

The underwriters expect to deliver the Units to purchasers on or about                     , 20    .

Prospectus Supplement dated                     , 20

(1) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, which we sometimes refer to collectively as the “prospectus.” We have not, and the underwriters have not, authorized anyone to provide you with additional information, or information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or such prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since then. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in the accompanying prospectus.

ii

PROSPECTUS SUPPLEMENT

PROSPECTUS

TABLE OF CONTENTS

[Insert table of contents from base prospectus]

iii

THE COMPANY

This summary highlights some of the information in this prospectus supplement. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risks” in the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus. Throughout this prospectus supplement and the accompanying prospectus, except where the context suggests otherwise, we refer to BlackRock Capital Investment Corporation as the “Company,” “BKCC,” “we,” “us” or “our.”

General

BlackRock Capital Investment Corporation provides middle-market companies with flexible financing solutions, primarily in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component. Our strategy is to provide capital to meet our clients’ current and future needs across this spectrum, creating long-term partnerships with growing middle-market companies.

We were incorporated on April 13, 2005, commenced operations with private funding on July 25, 2005, and completed our initial public offering on July 2, 2007. We are an externally-managed, non-diversified closed-end management investment company. We have elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, for tax purposes we intend to continue to qualify as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, (the “Code”). As a BDC, we are required to comply with certain regulatory requirements. See “Regulation” for discussion of BDC regulation and other regulatory considerations. We are also registered as an investment advisor under the Investment Advisers Act of 1940, which we refer to as the “Advisers Act.”

Our investment objective is to generate both current income and capital appreciation through our debt and equity investments. We invest primarily in middle-market companies and target investments throughout the capital structure that we believe provide an attractive risk-adjusted return. The term “middle-market” refers to companies with enterprise value typically between $100 million and $1.5 billion. Our targeted investment typically ranges between $5 million and $25 million, although the investment sizes may be more or less than the targeted range and the size of our investments may grow with our capital availability. We generally seek to invest in companies that operate in a broad variety of industries and that generate positive cash flow.

Although most of our new investments are in senior secured loans to primarily U.S. private middle-market companies, our investment portfolio may include junior secured, unsecured and subordinated loans, common and preferred equity, options and warrants, credit derivatives, high-yield bonds, distressed debt and other structured securities. We may from time to time invest up to 30% of our assets opportunistically in other types of investments, including securities of other public companies and foreign securities.

The senior and junior secured loans in which we invest generally have stated terms of three to ten years and the subordinated debt investments we make generally have stated terms of up to ten years, but the expected average life of such senior and junior secured loans and subordinated debt is generally between three and seven years. However, we may invest in securities of any maturity or duration. The debt that we invest in typically is not initially rated by any rating agency, but we believe that if such investments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s). We may invest without limit in debt of any rating, as well as debt that has not been rated by any nationally recognized statistical rating organization.

At a special meeting of the Company’s stockholders, held on February 18, 2015, the Company’s stockholders approved a new investment management agreement between the Company and BlackRock Advisors, LLC (“BlackRock Advisors”) to permit BlackRock Advisors to serve as the Company’s investment adviser following the completion of the sale of certain assets related to managing the Company from the Previous Advisor, 52nd Street Capital Advisors LLC, formerly BlackRock Kelso Capital Advisors LLC. BlackRock Advisors is a wholly owned indirect subsidiary of BlackRock. The Transaction was completed on March 6, 2015 and, pursuant to the BlackRock Advisors Management Agreement, dated as of March 6, 2015, BlackRock Advisors began managing the Company’s investment activities. Prior to the consummation of the Transaction, the Company had entered into an investment management agreement with 52nd Street Capital Advisors LLC, the Company’s previous adviser.

On January 16, 2018, BlackRock Advisors assigned the BlackRock Advisors Management Agreement, dated March 6, 2015, to a wholly owned subsidiary, BCIA, the Advisor, pursuant to Rule 2a-6 of the 1940 Act and the Company entered into a new investment management agreement with BCIA (the “Previous Management Agreement”).

At the annual meeting of the Company’s stockholders, held on May 1, 2020, the Company’s stockholders approved, among other matters, a proposal to allow the Company to increase leverage by approving the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the Investment Company Act of 1940, to become effective on May 2, 2020. Effective at the same time, the Company and BCIA, the Advisor, amended and restated its previous investment management agreement to reduce the Management Fee and Incentive Fees as follows: (i) the Management Fee was reduced from 1.75% of total assets to 1.50% on total assets up to 200% of net asset value and 1.0% on total assets that exceed 200% of net asset value; (ii) the Incentive Fee based on net investment income was reduced from 20% over a 7% hurdle to 17.5% over a 7% hurdle; and (iii) the Incentive Fee based on net capital gains was reduced from 20% to 17.5% (the “Current Management Agreement”).

During the             ended                    , 20    , we invested $        million across        new and        existing portfolio companies. This compares to investing $        million across        new and        existing portfolio companies for the ended                    , 20    . Sales, repayments and other exits of investment principal totaled $        million during the ended                    , 20    , versus $        million during the            ended                    , 20    .

At                    , 20    , our portfolio of         portfolio companies was invested     % in senior secured loans,     % in unsecured or subordinated debt securities,     % in equity investments,     % in senior secured notes and     % in cash and cash equivalents. This compares to our portfolio of         companies that was invested     % in senior secured loans,     % in unsecured or subordinated debt securities,     % in senior secured notes,     % in equity investments and less than     % in cash and cash equivalents at                    , 20    . Our average portfolio company investment at amortized cost was approximately $        million at                    , 20    , versus $    million at                    , 20    .

The weighted average yields of the debt and income producing equity securities in our portfolio at fair value were     % at                    , 20     and     % at                    , 20    . The weighted average yields on our senior secured loans and other debt securities at fair value were     % and     %, respectively, at                    , 20    , versus     % and     % at                    , 20    . The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were     % at                    , 20     and     % at                    , 20    . The weighted average yields on our senior secured loans and other debt securities at their current cost basis were     % and     %, respectively, at                    , 20    , versus     % and     % at                    , 20    .

Our investment activities are carried out by the Advisor. James E. Keenan is the Interim Chief Executive Officer of the Company and a Managing Director of the Advisor and BlackRock. He is supported by the Advisor’s team of employees, including dedicated investment professionals, who have extensive experience in commercial lending, investment banking, accounting, corporate law and private equity investing. Our Advisor is responsible for identifying prospective customers, conducting research on prospective investments, identifying and underwriting credit risk, and monitoring our investments and portfolio companies on an ongoing basis.

The Company has entered into the Current Management Agreement with the Advisor, under which the Advisor, subject to the overall supervision of the Company’s Board of Directors, manages the day-to-day operations of, and provides investment advisory services to, the Company. For providing these services, the Company has agreed to pay the Advisor a management fee based on the Company’s total assets and an incentive fee based on our investment performance, plus reimbursement of certain expenses incurred by the Advisor. Our executive officers and directors and the employees of the Advisor and certain of its affiliates, as well as members of its investment committee, serve or may serve as investment advisers, officers, directors or principals of entities or investment funds that operate in the same or a related line of business as we do and/or investment funds managed by our affiliates. We note that any affiliated investment vehicle currently formed or formed in the future and managed by the Advisor or its affiliates may have overlapping investment objectives with our own and, accordingly, may invest in asset classes similar to those targeted by us. As a result, the Advisor and/or its affiliates may face conflicts in allocating investment opportunities between us and such other entities. Although the Advisor and its affiliates will endeavor to allocate investment opportunities in a fair and equitable manner and consistent with applicable allocation procedures, it is possible that, in the future, we may not be given the opportunity to participate in investments made by investment funds managed by the Advisor or its affiliates. In any such case, if the Advisor forms other affiliates in the future, we may co-invest on a concurrent basis with such other affiliates, subject to compliance with applicable regulations and regulatory guidance, as well as applicable allocation procedures. While our ability to enter into transactions with our affiliates is restricted under the 1940 Act, we have received an exemptive order from the SEC permitting certain affiliated investments subject to certain conditions. As a result, the Advisor may face conflicts of interests and investments made pursuant to the exemptive order conditions could in certain circumstances adversely affect the price paid or received by us or the availability or size of the position purchased or sold by us. In certain cases, investment opportunities may be made other than on a pro rata basis. The Advisor and its affiliates intend to allocate investment opportunities in a manner that they believe in their judgment and based upon their fiduciary duties to be appropriate considering a variety of factors such as the investment objectives, size of transaction, investable assets, alternative investments potentially available, prior allocations, liquidity, maturity, expected holding period, diversification, lender covenants and other limitations. To the extent that investment opportunities are suitable for the Company and one or more co-investment vehicle, the Advisor will allocate investment opportunities pro rata among the Company and such co-investment vehicle based on the amount of funds each then has available for such investment taking into account these factors.

Administration

The Company has entered into an administration agreement with BlackRock Financial Management, Inc. (the “Administrator”), a wholly-owned subsidiary of BlackRock, under which the Administrator provides us with the office facilities and administrative services necessary to conduct our day-to-day operations.

Company Information

Our administrative and executive offices are located at 40 East 52nd Street, New York, NY 10022, and our telephone number is (212) 810-5800.

RECENT DEVELOPMENTS

[Insert description at time of offering.]

SPECIFIC TERMS OF THE UNITS AND THE OFFERING

This prospectus supplement sets forth certain terms of the Units that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Units. You should read this section together with the more general description of the Units in this prospectus supplement under the heading “Description of Our Units” and in the accompanying prospectus under the heading “Description of Our Units” before investing in the Units. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of the Units in tabular form to the extent required to be disclosed by applicable law or regulation.]

RISK FACTORS

[Insert risk factors applicable to the Units and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to factors previously identified elsewhere in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, including the “Risks” section of this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and factors identified in the “Risk Factors” section of the Annual Report, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;
•	the impact of a protracted decline in the liquidity of credit markets on our business;
•	the impact of fluctuations in interest rates on our business;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the impact of increased competition;
•	the timing, form and amount of any dividend distributions;
•	our ability to maintain our qualification as a regulated investment company and as a business development company;
•	the impact of COVID-19 on our portfolio companies and the markets in which they operate, interest rates and the economy in general;

•	the ability of the Advisor to locate suitable investments for us and to monitor and administer our investments;

•	changes in law and policy accompanying the new administration and uncertainty pending any such changes;

•

increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies;

•	changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets;

•	the unfavorable resolution of legal proceedings; and

•	the impact of changes to tax legislation and, generally, our tax position.

This prospectus supplement, the accompanying prospectus and any related free writing prospectus contain, and other statements that we may make may contain, forward-looking statements with respect to future financial or business performance, strategies or expectations.  Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements.  These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Securities Exchange Act.  Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

Statistical and market data used in this prospectus supplement, the accompanying prospectus and any related free writing prospectus has been obtained from governmental and independent industry sources and publications.  We have not independently verified the data obtained from these sources.  Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, for which the safe harbor provided in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act is not available.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of      Units that we are offering, after deducting estimated expenses of this offering payable by us, will be approximately $         million [(or $         million, if the over-allotment is exercised in full)] based on a public offering price of $         per Unit.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

DESCRIPTION OF THE UNITS

This prospectus supplement sets forth certain terms of the Units that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of the Units. You should read this section together with the more general description of the Units in the accompanying prospectus under the heading “Description of Our Units” before investing in the Units. This summary is not necessarily complete and is subject to and entirely qualified by reference to [insert relevant documents].

[Insert material terms of the Units to the extent required to be disclosed by applicable law or regulation.]

CAPITALIZATION4

The following table sets forth our cash and capitalization as of                     , 20     (1) on an actual basis and (2) as adjusted to reflect the effects of the sale of         Units in this offering at an offering price of $         per Unit. You should read this table together with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in this prospectus supplement and our financial statements and notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in the accompanying prospectus.

As of , 20
	Actual	As Adjusted for this Offering(1)(4)
(Dollars in thousands, except per share data)
Cash and cash equivalents	$	$
Total assets	$	$
Borrowings under Credit Facility	$	$
Common stock, par value $0.001 per share; shares authorized, issued and outstanding, shares issued and outstanding, as adjusted, respectively(2)	$	$
Capital in excess of par value	$	$
Distributable earnings(3)	$	$
Treasury stock	$	$
Total stockholders’ equity	$	$
Total capitalization	$	$

(1)	Does not include the underwriters’ over-allotment option.

(2)	Figures do not include and shares issued under our Dividend Reinvestment Plan on , 20 and , 20 , respectively.

(3)

Includes cumulative net investment income or loss, cumulative amounts of gains and losses realized from investment and foreign currency transactions and net unrealized appreciation or depreciation of investments and foreign currencies, and distributions paid to stockholders other than tax return of capital distributions. Distributable earnings is not intended to represent amounts we may or will distribute to our stockholders.

(4)

As described under “Use of Proceeds,” we intend to use a part of the net proceeds from this offering initially to repay a portion of the borrowings outstanding under our Credit Facility. We have not yet determined how much of the net proceeds of this offering will be used for this purpose and, as a result, we have not reflected the consequences of such repayment in this table.

[4]	Add to Capitalization table securities comprising the Units.

SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS

[Insert disclosure regarding federal income tax consequences of an investment in the Units to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

                    are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of Units set forth opposite the underwriter’s name.

Underwriter	Number of Units

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Units (other than those covered by the over-allotment option described below) if they purchase any of the Units.

Units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Units sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $         per Unit. If all the Units are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

[If the underwriters sell more Units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for     days from the date of this prospectus supplement, to purchase up to                      additional Units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional Units approximately proportionate to that underwriter’s initial purchase commitment. Any Units issued or sold under the option will be issued and sold on the same terms and conditions as the other Units that are the subject of this offering.]

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any [insert securities comprising the Units] or file any registration statement under the Securities Act with respect to any of the foregoing for a period of      days after the date of this prospectus supplement without first obtaining the written consent of                     . This consent may be given at any time without public notice.]

[The Units are a new issue of securities with no established trading market. We intend to list the Units on                     . We expect trading in the Units on                     to begin within     days after the original issue date. Currently there is no public market for the Units.

We have been advised by the underwriters that they presently intend to make a market in the Units after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Units and any such market making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Units. If any active public trading market for the Units does not develop, the market price and liquidity of the Units may be adversely affected.]

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. [These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.]

	No Exercise	Full Exercise
Per Unit	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be $        .

Until the distribution of the Units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing the Units or [type of security]. However, the representatives may engage in transactions that stabilize the price of the Units, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell the Units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of Units than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing Units in the open market. In determining the source of Units to close out the covered short position, the underwriters will consider, among other things, the price of Units available for purchase in the open market as compared to the price at which they may purchase Units through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Units made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Units or preventing or retarding a decline in the market price of the Units. As a result, the price of the Units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on                     , in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the Units on                     in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of Units and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of the Units to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

The underwriters have performed commercial banking, investment banking and advisory services for us, BlackRock, Inc. and our affiliates from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. [In addition, affiliates of the underwriters are lenders under our Credit Facility.]

A prospectus supplement and prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. Other than the prospectus supplement and prospectus in electronic format, the information on any such underwriter’s website is not part of this prospectus supplement and prospectus. The representatives may agree to allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the securities offered by this prospectus supplement and accompanying prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP is our independent registered public accounting firm.

ADDITIONAL INFORMATION

We have filed a registration statement with the SEC on Form N-2, including amendments, relating to the securities we are offering. This prospectus supplement does not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the securities we are offering, please refer to the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. This information and the information specifically regarding how we voted proxies relating to portfolio securities for the period ended                     , 20    , are available free of charge by contacting us at 40 East 52nd Street, New York, NY 10022 or by telephone at toll-free (212) 810-5800. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement of which this prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington D.C. 20549-0102. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at http://www.sec.gov.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

    % [Title to be Specified] Units

PRELIMINARY PROSPECTUS SUPPLEMENT

                    , 20

[Underwriters]